Exhibit 99.1

Heritage Financial Group Adopts Plan to Reorganize and Conduct "Second-Step" Stock Offering

ALBANY, Ga.--(BUSINESS WIRE)--March 19, 2010--Heritage Financial Group (NASDAQ: HBOS), the mid-tier holding company for HeritageBank of the South, today announced that it has adopted a plan to reorganize from a two-tier mutual holding company to a full stock holding company and will undertake a "second-step" offering of additional shares of common stock. The conversion and offering is expected to be completed in the third quarter of 2010, subject to regulatory, stockholder and depositor approvals.

"This is an important milestone in our company's growth strategy," said Leonard Dorminey, President and Chief Executive Officer of Heritage Financial Group. "While our total risk-based capital ratio at year-end was significantly higher than the required minimum of 10% to be considered a well-capitalized institution, we believe this step will enhance our ability to take advantage of attractive expansion opportunities and better position us for continued growth."

Heritage MHC, a mutual holding company formed in 2002, holds approximately 76% of the shares of Heritage Financial Group, which in turn owns HeritageBank of the South. The remaining 24% of Heritage Financial Group's shares currently are held by public stockholders.

As part of the reorganization, HeritageBank of the South will become a wholly owned subsidiary of a to-be-formed stock corporation, Heritage Financial Group, Inc. Shares of the common stock of the Company, other than those held by Heritage MHC, will be converted into shares of common stock in Heritage Financial Group, Inc., using an exchange ratio designed to preserve current percentage ownership interests. Shares owned by Heritage MHC will be retired, and new shares representing that ownership will be offered and sold to the Bank's eligible depositors, the Bank's tax-qualified employee benefit plans and to members of the general public as set forth in the Plan of Conversion and Reorganization of Heritage MHC.

Heritage Financial Group, Inc. intends to retain the Company’s NASDAQ symbol, HBOS, and will continue to be headquartered in Albany, Georgia.

The Plan of Conversion and Reorganization of Heritage MHC will be submitted to the Office of Thrift Supervision and the Georgia Department of Banking and Finance for regulatory approval. Upon receipt of regulatory approvals, the Company will seek approval from its stockholders and HeritageBank of the South depositors.

The Company's reorganization will not affect the existing terms and conditions of deposit accounts and loans with HeritageBank of the South. Deposit accounts will continue to be insured by the Federal Deposit Insurance Corporation, and the Bank's normal business operations will continue without interruption during the conversion and offering process.

Silver, Freedman & Taff, LLP is legal counsel to the Company and is advising Heritage Financial Group and Heritage MHC in this conversion.

As previously announced, the Company also has signed a definitive agreement to purchase five bank branches in Georgia from PAB Bankshares, Inc., the holding company for The Park Avenue Bank. These branches include two in Statesboro and one each in Baxley, Hazlehurst, and Adel. This transaction, which is expected to close in the second quarter of 2010, subject to regulatory approval and other usual conditions, is expected to result in the transfer of approximately $52 million in loans and approximately $72 million in deposits, including all demand deposits, savings accounts, and money market accounts. HeritageBank of the South also is expected to assume approximately $26 million in certificates of deposit maturing within 45 days of date of closing.

Heritage Financial Group is the mid-tier holding company for HeritageBank of the South, a community-oriented bank serving primarily South Georgia and North Central Florida through 10 full-service banking offices. As of December 31, 2009, the Company reported total assets of approximately $573.2 million, total stockholders' equity of approximately $62.1 million and a Total Risk-Based capital ratio of 17.0%.

For more information about the Company, visit HeritageBank of the South on the Web at www.eheritagebank.com, and see Investor Relations under About Us.

Except for historical information contained herein, the matters included in this news release and other information in the Company's filings with the Securities and Exchange Commission may contain certain "forward-looking statements," within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995 and include this statement for purposes of these safe harbor provisions. Further information concerning the Company and its business, including additional factors that could materially affect our financial results, is included in our other filings with the SEC.

This news release is not an offer to sell or the solicitation of an offer to buy common stock, which is made only pursuant to a prospectus, nor shall there be any sale of common stock in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the securities laws of any such state.

CONTACT:
Heritage Financial Group
T. Heath Fountain
Senior Vice President and Chief Financial Officer
229-878-2055